August 5, 2024

Logan Hennessey
Vice President, Deputy General Counsel and Corporate Secretary
NEWMONT Corp /DE/
6900 E Layton Avenue
Denver, CO 80237

       Re: NEWMONT Corp /DE/
           Registration Statement on Form S-4
           Filed July 26, 2024
           File No. 333-281025
Dear Logan Hennessey:

       This is to advise you that we have not reviewed and will not review your registration statement.

       Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Irene Barberena-Meissner, Staff Attorney, at 202-551-6548 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Energy &
Transportation
cc:   David Johansen, Esq.